Exhibit 8.3

ARYA Sciences Acquisition Corp. c/o Perceptive Advisors 51 Astor Place, 10th Floor New York, New York 10003	D +1 345 815 1788 E angus.davison@ogier.com
Reference: 421268.00014 5 June 2020

Dear Sirs

ARYA Sciences Acquisition Corp. (the Company)

We have acted as counsel to the Company on matters of Cayman Islands law in connection with the registration statement on Form F-4 prepared by Immatics B.V. (TopCo), including all amendments or supplements thereto, and filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) filed in connection with the business combination contemplated by the business combination agreement dated as of March 17, 2020, by and among the Company, Immatics Biotechnologies GmbH, a German limited liability company (Immatics), TopCo, a Dutch private limited liability company, Immatics Merger Sub 1, a Cayman Islands exempted company, and Immatics Merger Sub 2, a Cayman Islands exempted company, pursuant to which several transactions will occur, and in connection therewith, TopCo will be the ultimate parent company of Immatics and the Company.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the Registration Statement. We have not made any searches or enquiries concerning the Company or any other person, and have not examined any other documents entered into by or affecting the Company or any other person.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 1 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that the statements under the caption “Material Cayman Islands Tax Considerations” in the Registration Statement, insofar as such statements constitute a summary of Cayman Islands law, fairly summarise in all material respects such legal matters.

4	Matters not covered

We offer no opinion:

(a)

as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)

except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement (or as to how the commercial terms of those documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)

as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1

This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4

Where the Registration Statement has been provided to us in draft or undated form, that Registration Statement has been filed by all parties in materially the form provided to us and, where we have been provided with successive drafts of the Registration Statement marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

5

Each of the parties referred to in the Registration Statement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

6	None of the opinions expressed hereunder will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands.

SCHEDULE 2

Qualifications

Stamp duty

Cayman Islands stamp duty may be payable if a document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

5